UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant [_]

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[✓]	Definitive Proxy Statement
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AMERICAN ECOLOGY CORPORATION
(Name of Registrant as Specified In Its Charter)
__________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN ECOLOGY CORPORATION 300 E. Mallard Drive, Suite 300 Boise, Idaho 83706 208-331-8400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	8:00 a.m. Mountain Daylight Time on Tuesday, May 12, 2009

PLACE	The Arid Club 1137 River Street Boise, Idaho 83702

PURPOSE	(1) To elect seven directors to the Board of Directors to serve a one year term.
(2) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2009.
(3) To transact other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE
You are entitled to vote if you were a stockholder at the close of business on March 16, 2009.  A list of stockholders will be available for inspection at the Company’s principal office in Boise, Idaho for a period of ten (10) days prior to the Annual Meeting of Stockholders and will also be available for inspection at the meeting.

VOTING BY PROXY
In accordance with rules promulgated by the Securities and Exchange Commission, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders. Accordingly, most stockholders will not receive paper copies of our proxy materials and we will mail a notice to these stockholders with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report on Form 10-K, and for voting via the Internet. This notice also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will reduce our printing and mailing costs and the environmental impact of the proxy materials.  Your vote is important.  Whether or not you are able to attend the Annual Meeting of Stockholders in person, it is important that your shares be represented.  We have provided instructions on each of the alternative voting methods in the accompanying Proxy Statement.  Please vote as soon as possible.

Stephen A. Romano
Chairman of the Board of Directors

Boise, Idaho
April 1, 2009

All Stockholders are cordially invited to attend the Annual Meeting of Stockholders in person.  Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting of Stockholders and wish to revoke your proxy.

PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

AMERICAN ECOLOGY CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 12, 2009

PROXY STATEMENT

The Board of Directors of American Ecology Corporation (“Company”) is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 12, 2009, at 8:00 a.m. Mountain Daylight Time, at The Arid Club, 1137 River Street, Boise, Idaho 83702, including any adjournments or postponements thereof (“Meeting” or “Annual Meeting”).  We intend to mail a Notice Regarding the Availability of Proxy Materials (sometimes referred to as the “Notice”) and to make this Proxy Statement available to our stockholders of record entitled to vote at the Annual Meeting, on or about April 1, 2009.

PROXY SOLICITATION AND VOTING INFORMATION

In accordance with the rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we will furnish proxy materials, including this Proxy Statement, the proxy card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (“Annual Report”), to our stockholders by providing access to such documents on the Internet.  Stockholders will not receive printed copies of the proxy materials unless requested.  Instead, the Notice will instruct stockholders as to how they may access and review all of the proxy materials.  The Notice also instructs stockholders how to submit a proxy through the Internet.  If you would like to receive a paper copy or e-mail copy of your proxy materials, you should follow the instructions for requesting such materials included in the Notice.  We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

If you are a stockholder of record, you may vote in person at the Annual Meeting.  A ballot will be provided to you upon your arrival.  If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy.  You may vote by proxy over the Internet, by telephone or by mail.  The procedures for voting by proxy are as follows:

•	To vote by proxy on the Internet, go to www.proxyvote.com to complete an electronic proxy card.

•	To vote by proxy by telephone, dial the toll free number listed on your proxy card using a touch-tone telephone and follow the recorded instructions.

•	To vote by proxy using the enclosed card (if you received a printed copy of these proxy materials by mail), complete, sign and date your proxy card and return it promptly in the envelope provided.

All shares represented by duly executed proxies in the accompanying form received prior to the Meeting will be voted in the manner specified therein.  Any stockholder granting a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date.  Any stockholder present at the Meeting who expresses a desire to vote shares in person may also revoke his or her proxy.  For any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR each of the nominees for director listed herein, FOR the ratification of the Company’s independent registered public accounting firm and, with respect to any other business that may properly come before the Meeting, at the discretion of the persons named in the proxy.

The Company is providing Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  If you vote by proxy on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Daylight Time on May 11, 2009, to be counted.

The Company’s Annual Report is being furnished with this Proxy Statement to stockholders of record as of March 16, 2009.  The Annual Report does not constitute a part of the proxy solicitation material except as otherwise provided by the rules of the SEC, or as expressly provided for herein.

OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company fixed March 16, 2009 as the record date (“Record Date”) for the determination of stockholders entitled to notice of and to vote at the Meeting.  On the Record Date there were 18,148,999 shares of common stock issued, outstanding and entitled to vote.  The Company has no other voting securities outstanding.  Each stockholder of record is entitled to one vote per share held on all matters submitted to a vote of stockholders, except that in electing directors each stockholder is entitled to cumulate his or her votes and give any one candidate an aggregate number of votes equal to the number of directors to be elected (7), multiplied by the number of his or her shares, or to distribute such aggregate number of votes among as many candidates as he or she chooses.  For a stockholder to exercise cumulative voting rights, the stockholder must give notice of his or her intention to cumulatively vote prior to the Meeting or at the Meeting in person, prior to voting.  If any stockholder has given such notice, all stockholders may cumulatively vote.  The holders of proxies will have authority to cumulatively vote and allocate such votes in their discretion to one or more of the director nominees.  The holders of the proxies solicited do not intend to cumulatively vote the shares they represent unless a stockholder indicates his or her intent to do so, in which instance they intend to cumulatively vote all the shares they hold by proxy in favor of the director nominees identified herein.

The holders of a majority of the outstanding shares of common stock on the Record Date entitled to vote at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the Meeting.  In accordance with the Company’s Amended and Restated Bylaws, an affirmative vote of a majority of the votes cast is required for approval of all matters.  Abstentions and broker non-votes are not included in the determination of the number of votes cast at the Meeting.

CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company’s business, property and affairs are managed under the direction of the Board of Directors (“Board” or “Board of Directors”).  Although the Company’s non-employee directors are not involved in day-to-day operations, they are kept informed of the Company’s business through written monthly financial and operations reports and other documents provided to them from time-to-time by the officers of the Company, as well as by operating, financial and other reports presented by the officers of the Company in preparation for, and at meetings of the Board of Directors and Committees of the Board of Directors.

The Board of Directors is ultimately responsible for the Company’s corporate governance and it is the responsibility of the Board of Directors to ensure that the Company complies with federal securities laws and regulations, including those promulgated under the Sarbanes-Oxley Act of 2002.

The Board of Directors has adopted a Code of Ethics for all Executive Officers of the Company as well as a Code of Ethics for Directors (collectively the “Codes of Ethics”) which have been filed with the SEC and posted on the Company’s website at www.americanecology.com.  Please note that none of the information on the Company’s website is incorporated by reference in this Proxy Statement.  There have been no waivers to the Codes of Ethics since their adoption. In May 2007 the Code of Ethics for the management team was amended to extend its application to all executive officers of the Company. Any future waivers or changes would be disclosed on the Company’s website.

Independence.   The Company is required by Nasdaq listing standards to have a majority of independent directors.  The Board of Directors has determined that six of the Company’s present seven directors are independent as defined by the applicable Nasdaq standards.  These six directors are Victor J. Barnhart, Joe F. Colvin, Roy C. Eliff, Edward F. Heil, Jeffrey S. Merrifield and John W. Poling.  The Board of Directors has determined that each of these directors is free of any relationship that would interfere with his exercise of independent judgment in carrying out the responsibilities of a director.  The Company is not aware of any potential conflict of interest involving either directors or management that is not disclosed in this Proxy Statement.

Meetings of the Board of Directors.  During the year ended December 31, 2008, the Board of Directors held four regularly scheduled and four special meetings.  Each of the directors attended at least 75% of the aggregate of the total meetings of the Board of Directors and the total number of meetings held by the Committees on which he served.  Director attendance at the Annual Meeting of Stockholders is encouraged but not required.  With the exception of Mr. Merrifield, all directors who stood for election at the 2008 Annual Meeting of Stockholders on May 22, 2008 attended that meeting.  The Board of Directors met in executive session without management present at all regularly scheduled Board of Directors meetings in fiscal year 2008.  It is the policy of the Board to hold regular executive sessions where non-employee directors meet without management participation.

Committees of the Board of Directors.  The three standing committees of the Board of Directors are the Audit, Corporate Governance and Compensation Committees.

Audit Committee – Current members of the Audit Committee are Messrs. Barnhart, Eliff and Poling. Mr. Poling is chairman. The Audit Committee, which met five times in 2008, has the following duties:

•
Reviews the proposed plan and scope of the Company’s annual audit as well as the audit results and reviews and approves the selection of and services provided by the Company’s independent registered public accountant and its fees;

•	Meets with management to assure the adequacy of accounting principles, financial controls and policies;

•	Reviews transactions that may present a conflict of interest on the part of management or directors;

•	Meets at least quarterly to review financial results, discuss financial statements and make recommendations to the Board;

•	Recommends dividend policy and confirms that cash flows are sufficient to support dividend payments prior to declaration; and

•	Reviews the independent registered public accountant's recommendations for internal controls, adequacy of staff and management performance concerning audit and financial controls.

The Board of Directors has determined that Messrs. Barnhart, Eliff and Poling meet the independence requirements for Audit Committee service set forth in the applicable rules under the Securities Exchange Act of 1934 as amended, and that Messrs. Eliff and Poling qualify as “financial experts” as defined in Item 407 of Regulation S-K.  The written charter for the Audit Committee is available on the Company’s website at www.americanecology.com.

Corporate Governance Committee – Current members of the Corporate Governance Committee are Messrs. Colvin, Heil and Merrifield. Mr. Merrifield is chairman.  The Corporate Governance Committee, which met five times in 2008, fulfills the requirements of a nominating committee required by the applicable Nasdaq listing standards.  The Corporate Governance Committee is responsible for identifying and recommending qualified and experienced individuals to fill vacancies and potential new director seats if the Board is expanded.  The Corporate Governance Committee charter is available on the Company’s website at www.americanecology.com. On February 23, 2009 the Corporate Governance Committee recommended, and the Board of Directors discussed and unanimously approved the seven director nominees standing for election at the Annual Meeting, six of whom the Board of Directors has determined are independent as defined by the applicable Nasdaq standards.

Compensation Committee – Current members of the Compensation Committee are Messrs. Barnhart, Eliff and Poling.  Mr. Eliff is chairman.  The Compensation Committee, which met five times in 2008, makes recommendations concerning employee salaries and incentive compensation, administers and approves grants under the Second Amended and Restated 1992 Stock Option Plan, the 2005 Non-Employee Director Compensation Plan, the 2006 Restrictive Stock Plan and the 2008 Stock Option Incentive Plan, addresses executive compensation and contract matters and performs other Board delegated functions.  The Board of Directors has not adopted a written charter for the Compensation Committee.

Lead Director.  In February, 2008, Mr. Romano, then President and Chief Executive Officer, was appointed Chairman of the Board. The Board appointed an independent non-employee director to act as “Lead Director” to, among other things, serve as a liaison between the non-independent chairman and the independent directors; review and approve the schedule, agenda and materials for all meetings of the Board; chair executive sessions of the independent Board members at scheduled Board meetings without the non-independent chairman present; provide consultation and direct communication to major stockholders, if requested; and call special meetings of the independent Board members if needed.  The Corporate Governance Committee Charter specifies that the chairman of that Committee shall serve as Lead Director.  As noted above, Mr. Merrifield presently chairs that Committee.

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

In accordance with SEC rules and regulations, the Company must receive stockholder proposals submitted for inclusion in the Company’s proxy materials and for consideration at the 2010 Annual Meeting of Stockholders no later than December 1, 2009.  Any such proposals are requested to be submitted to Jeffrey R. Feeler, Secretary, American Ecology Corporation, 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706 and should comply with the SEC rules governing stockholder proposals submitted for inclusion in proxy materials.

Stockholders may also submit recommendations for nominees for director to Jeffrey R. Feeler, Secretary, American Ecology Corporation, 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706.  Recommendations are requested no later than December 1, 2009 for consideration by the Corporate Governance Committee for the 2010 Annual Meeting of Stockholders.  In considering any nominee proposed by a stockholder, the Corporate Governance Committee will apply the same criteria it uses in evaluating all director candidates.  Nominees should reflect the proper expertise, skills, attributes and personal and professional backgrounds for service as a director of the Company.

Other stockholder communications to the Board of Directors may be sent at any time to Jeffrey R. Feeler, Secretary, American Ecology Corporation, 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706.  Management intends to summarize and present such communications to the Board of Directors.

ELECTION OF DIRECTORS

PROPOSAL NO. 1

At the Meeting, the seven director nominees receiving the greatest number of votes cast will be elected, provided that each nominee receives a majority of the votes cast.  Directors so elected will hold office until the next Annual Meeting of Stockholders or until their death, resignation or removal, in which case the Board of Directors may or may not appoint a successor.  It is the intent of the persons named in the proxy, Stephen A. Romano and Jeffrey R. Feeler, to vote proxies that are not marked to the contrary for the director nominees named below.  If any nominee is unable to serve, the named proxies may, in their discretion, vote for any or all other persons who may be nominated.

The Corporate Governance Committee recommended seven directors to stand for election to the Board of Directors.  All nominees have agreed to serve if elected. During 2008, the Company did not receive any nominee recommendations from stockholders, including those owning more than 5% of the Company’s common stock.

Nominees for Directors

Name	Age	Position With Company	Residence	Director Since

Victor J. Barnhart	66	Independent Director	Gilbert, SC	2008
Joe F. Colvin	66	Independent Director	Santa Fe, NM	2008
Roy C. Eliff	73	Independent Director	Hunt, TX	2002
Edward F. Heil	64	Independent Director	Miami Beach, FL	1994
Jeffrey S. Merrifield	45	Independent Director	Davidson, NC	2007
John W. Poling	63	Independent Director	West Chester, PA	2006
Stephen A. Romano	54	CEO & Chairman of the Board	Boise, ID	2002

Victor J. Barnhart joined the Board of Directors in 2008.  Mr. Barnhart has over 20 years of senior executive experience in nuclear fuel cycle facility operations, environmental remediation, hazardous and radioactive waste management, and industrial and chemical plant services. Since 1998 he has consulted with nuclear service and chemical companies on operations, strategic planning and acquisitions.  From 1982 to 1998 he served as CEO of a number of Waste Management Inc. companies including NSC Corporation, Rust Remedial Services, Chem-Nuclear Systems and The Brand Companies, and before then held management positions with Westinghouse Electric and Nuclear Fuel Services-Getty Oil. He has also served on the board of directors of The Brand Companies, NSC Corporation and OHM Corporation.

Joe F. Colvin joined the Board of Directors in 2008.  He is a former senior executive with more than 40 years of experience in the nuclear energy field.  Mr. Colvin serves on the Board of Directors of Cameco Corporation, the world’s largest uranium producer, and is a director for the American Nuclear Society.  He is President Emeritus of the Nuclear Energy Institute, Inc. (NEI), serving since 2005 and previously served in various executive positions with the NEI, including President and CEO (1996 to 2005) and Executive Vice President and COO (1994 to 1996). Mr. Colvin previously held senior management positions with the Nuclear Management and Resources Committee and the Institute for Nuclear Power Operations.  Mr. Colvin served 20 years as a line officer with the U.S. Navy nuclear submarine program.

Roy C. Eliff joined the Board of Directors in 2002.  Since 1990, Mr. Eliff has consulted with solid waste and environmental companies in the area of acquisitions and mergers. Previously, Mr. Eliff served as an officer, director or Chief Financial Officer of publicly held companies, including 20 years as Vice President of Corporate Development/Acquisition for Browning Ferris Industries.

Edward F. Heil joined the Board of Directors in 1994. Mr. Heil is a land developer and private investor, and has owned and operated one of the largest solid waste landfills in the midwestern United States.  Mr. Heil has more than 40 years experience in the construction and waste service industries and has, since 2002, served as President of E.F. Heil, LLC, operator of a landfill in Plainfield, Illinois.

Jeffrey S. Merrifield joined the Board of Directors in 2007.  Mr. Merrifield's background includes more than 20 years of diverse experience. Since 2007 he has served as Senior Vice President of the Shaw Group's Power Group. From 1998 to 2007, he served as a two term Presidential appointee to the U.S. Nuclear Regulatory Commission, a senior Congressional staff member, and a practicing attorney in Washington, D.C.  He is a member of the American Nuclear Society and is admitted to the Bar in Washington, D.C. and New Hampshire.

John W. Poling joined the Board of Directors in 2006.  Mr. Poling also serves on the boards of Kreisler Manufacturing Corp. and SystemOne Technologies, Inc. He currently provides independent financial consulting and advisory services to both public and private companies.  From November 2004 to July 2006, Mr. Poling was Executive Vice President and Chief Financial Officer and from July 2006 to March 2007, Mr. Poling was Executive Vice President for Corporate Development for The TUBE Media Corp.  From 2002 to 2004 he was a partner at the financial consulting and information technology firm, Tatum Partners, LLP.  He has also held Chief Financial Officer and other executive positions with U.S. Plastic Lumber Corporation, Roy F. Weston and Envirosource Technologies, the previous owner of the Company’s Grand View, Idaho facility.

Stephen A. Romano joined the Board of Directors in 2002.  He was appointed President and Chief Operating Officer in October 2001, Chief Executive Officer in March 2002 and Chairman of the Board of Directors in February 2008.  Mr. Romano currently serves as Chief Executive Officer and Chairman of the Board of Directors.  He has served with the Company for more than 19 years in various positions.  Mr. Romano earlier worked for the U.S. Nuclear Regulatory Commission, the Wisconsin Department of Natural Resources and EG&G Idaho, Inc.

The Board of Directors unanimously recommends a vote FOR each of the listed nominees.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 2

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent registered public accountant for the 2009 fiscal year, replacing Moss Adams LLP (“Moss Adams”) who had examined the financial statements of the Company since its 2002 fiscal year.  A Deloitte & Touche representative plans to be present at the Annual Meeting to answer questions and will have an opportunity to make a statement if he or she desires to do so.

While stockholder ratification of Deloitte & Touche as the Company’s independent registered public accountant is not required by the Company’s Articles, Bylaws or otherwise, the Board is submitting its selection of Deloitte & Touche for ratification as a matter of good corporate practice.  If the stockholders do not ratify the selection, the Board, in conjunction with its Audit Committee, will reconsider whether to retain Deloitte & Touche.  If the selection is ratified, the Board and the Audit Committee, in their discretion, may direct the appointment of a different independent accounting firm at any time if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of Deloitte & Touche.  Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been ratified.

Audit and Other Fees

The aggregate fees billed or expected to be billed for the audit of the Company’s financial statements for the fiscal years ended December 31, 2008 and 2007 by the Company’s former principal accounting firm, Moss Adams, were as follows:

	2008	2007[1]
Audit Fees	$250,000	$233,000
Audit-Related Fees (Audit of Employee Benefit Plan)	--	14,914
Tax Fees	--	--
All Other Fees[2]	--	4,000
Total Fees	$250,000	$251,914
__________

[1]
2007 Amounts have been revised from what were disclosed in the 2007 Proxy Statement to reflect the total amount billed by Moss Adams for the 2007 audit of the Company’s financial statements.  Amounts shown in the 2007 Proxy Statement reflected only those amounts that had been billed by Moss Adams during 2007.

[2]	In 2007 “All Other Fees” were for the review of a registration statement on Form S-8.

Moss Adams prepared an annual engagement letter that was submitted to the Audit Committee for approval for the 2008 audit.  The engagement letter created a contract between the Company and Moss Adams that specified the responsibilities of each party.  It was signed on behalf of the Company by the Chairman of the Audit Committee and the Chief Financial Officer.  The Company paid Moss Adams a fixed amount for the annual audit and each quarterly review and for any other services agreed to in the engagement letter or subsequent amendments.  The Audit Committee believes that Moss Adams’ provision of non-audit services has been compatible with maintaining the firm’s independence.

Deloitte & Touche will prepare an annual engagement letter that will be submitted to the Audit Committee for approval for the 2009 audit.  That engagement letter will create a contract between the Company and Deloitte & Touche specifying the responsibilities of each party.  It will be signed on behalf of the Company by the Chairman of the Audit Committee and the Chief Financial Officer.  The Company will pay Deloitte & Touche a fixed amount for the annual audit and each quarterly review and for any other services agreed to in the engagement letter or subsequent amendments.  Any non-audit services will be approved in advance of services being preformed by the Audit Committee to ensure that the firm’s independence is maintained.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.  The Audit Committee has also discussed with Moss Adams, the Company’s independent registered public accountant for fiscal year 2008, the matters required to be discussed by Statement on Auditing Standards 141.  These include, among other items, the audit of the Company’s financial statements.  The Audit Committee has reviewed with the independent registered public accountant its judgment as to the quality, not just the acceptability, of the Company’s accounting principles, as well as its opinion on the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has received written disclosures and the letter from Moss Adams required by Independence Standards Board Standard No. 1 relating to the registered public accountant's independence from the Company and its related entities and has discussed with Moss Adams the registered public accountant's independence from the Company.  The Audit Committee has considered whether the provision of services by the registered public accountant, other than audit services and review of Forms 10-Q, is compatible with maintaining the registered public accountant's independence.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company’s earnings release and quarterly report on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2008 and the fiscal year earnings release and audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.  This included discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Based on the review and discussion of the Company’s audited financial statements with management and the independent registered public accountant described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

In addition, the Audit Committee in consultation with executive management has selected Deloitte & Touche as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.  The Board has recommended to the stockholders that they ratify and approve the selection of Deloitte & Touche as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

While the Audit Committee has provided oversight, advice and direction regarding the Company’s financial reporting process, management is responsible for establishing and maintaining the Company’s internal controls, the preparation, presentation and integrity of financial statements and for the appropriateness of the accounting principles and reporting policies used by the Company.  It is the responsibility of the independent registered public accountant, not the Audit Committee, to conduct the audit and opine on the conformity of the financial statements with accounting principles generally accepted in the United States and to review the Company’s unaudited interim financial statements.  The Audit Committee’s responsibility is to monitor and review these processes.  It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

This report is respectfully submitted by the Audit Committee of the Board of Directors:

AUDIT COMMITTEE Victor J. Barnhart Roy C. Eliff John W. Poling, Committee Chairman

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FIRM

On March 3, 2009, the Company dismissed Moss Adams as the Company’s independent registered public accountant. Accordingly, representatives of Moss Adams, the principal accountant for the most recently completed fiscal year, are not expected to be present at the annual meeting, or be available to answer questions, although they will have the opportunity to make a statement if they desire to do so.

The reports of Moss Adams on the Company’s consolidated financial statements for the periods ending December 31, 2007 and December 31, 2008 contained no adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.  The Company’s Audit Committee made the decision to change independent registered accounting firms in consultation with executive management.

During the Company’s two most recent fiscal years and through March 3, 2009 there were no disagreements with Moss Adams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Moss Adams, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

As set forth in the Company’s Form 8-K dated March 5, 2009, the Company provided Moss Adams with a copy of the foregoing disclosures and requested from Moss Adams a letter addressed to the Securities and Exchange Commission stating whether Moss Adams agreed with statements made by Company in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree.  A copy of this letter was attached as Exhibit 16.1 to Company’s Form 8-K filed on March 5, 2009.

On March 3, 2009, the Audit Committee engaged Deloitte & Touche as the Company’s principal independent registered public accountant.  During the Company’s two most recent fiscal years and through March 3, 2009, the Company did not consult with Deloitte & Touche regarding any of the following:

•	The application of accounting principles to a specific transaction, either completed or proposed; or

•
The type of audit opinion that might be rendered on the Company’s financial statements, and none of the following was provided to the Company:  (a) a written report, or (b) oral advice that Deloitte & Touche concluded was an important factor considered by the Company in reaching a decision as to accounting, auditing or financial reporting issue; or

•	Any matter that was subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or reportable event, as the term is described in 304(a)(1)(v) of Regulation S-K.

The Board has recommended to the stockholders that they ratify and approve the selection of Deloitte & Touche as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the Company’s compensation program for the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers for fiscal year 2008.  These individuals are referred to collectively in this Proxy Statement as the Company’s “Named Executive Officers.”  The Company’s executive compensation program is performance-based and otherwise designed to ensure that the interests of executive officers are closely aligned with those of stockholders.  The Board believes this program is effective in allowing the Company to attract and motivate highly-qualified senior talent capable of delivering outstanding business performance.  The following discussion presents the Company’s executive compensation program and policies.  The Compensation Committee has provided oversight on the design and administration of the Company’s program and policies, participated in the preparation of the Compensation Discussion and Analysis and recommended to the Board that it be included in this Proxy Statement.

Oversight of the Executive Compensation Program

The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program.  Committee membership is determined by the Board of Directors.  The Compensation Committee has direct responsibility to review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate his performance in light of such goals and objectives, and determine and approve his compensation level based on this evaluation.  The Compensation Committee also reviews the evaluation process and compensation structure for the Company’s other officers, including the other Named Executive Officers, and approves their compensation.  The Compensation Committee submits its recommendations to the non-employee directors of the Board for approval.

Objective of the Executive Compensation Program

The Company’s long-term corporative objective is to create superior value for its stockholders. The objective of the executive compensation program is to attract, motivate, reward and retain highly qualified executive officers who are able to achieve this objective.  The executive compensation program is designed to provide a foundation of fixed compensation and a significant portion of performance-based compensation to align the interests of executives with those of the Company’s stockholders.

Principles

The Company believes that in order to meet the principal goal of increasing stockholder value, compensation must be both reasonable and competitive with what the executives would otherwise obtain if employed elsewhere in a similar position with similar responsibilities.  The Compensation Committee believes performance-based executive compensation should reflect value created for stockholders consistent with the Company’s strategic goals.  The following principles are among those applied by the Compensation Committee:

•	Executive compensation programs should support long-term and short-term strategic goals and objectives;

•	Executive compensation programs should reflect the Company’s overall value and business growth and reward individuals for outstanding contributions; and

•	Short and long-term executive compensation are critical factors in attracting and retaining well-qualified executives.

The Compensation Committee seeks to apply best practices in developing and administering compensation and benefit programs and has taken steps to enhance its ability to effectively carry out its responsibilities and to ensure that the Company maintains strong links between pay and performance. Examples of actions the Compensation Committee has taken to accomplish this include:

•	Periodically rotating Compensation Committee members and the Committee Chairman;

•	Reviewing publicly available data on compensation for executive officers in peer group companies (discussed below);

•	Exchanging compensation data with privately held peer industry group companies;

•	Linking annual Chief Executive Officer pay and stockholder value creation;

•	Establishing minimum stock ownership requirements for the Chief Executive Officer;

•	Entering into change-of-control agreements to better align the interests of executives and other key employees with stockholders; and

•	Establishing incentive programs for the Chief Executive Officer and other senior executives.

Role of Executive Officers and Consultants

While the Compensation Committee determines the Company’s overall compensation philosophy and sets the compensation of the Chief Executive Officer, it asks the Chief Executive Officer to consult with the Compensation Committee Chairman and make recommendations with respect to both overall guidelines and specific compensation decisions for the other executive officers.  As part of this process, the Chief Executive Officer gathers compensation data for both public and private comparator companies (discussed below).  The Compensation Committee then evaluates this and other information and discusses it with the Chief Executive Officer and during Committee executive session before presenting recommendations to the Board of Directors.  While the Compensation Committee has the authority to retain compensation consultants to assist it in evaluating compensation matters, consultants were not utilized in determining executive compensation for fiscal year 2008.

Relevance to Performance

The executive compensation program emphasizes performance measured by goals that align the interest of executives with those of the Company and its stockholders.  For the Named Executive Officers to earn incentive payments, the Company must meet or exceed specified financial performance targets (discussed below) based on achievement of specified operating income growth, a measure determined by the Board of Directors to reflect meaningful creation of stockholder value.  For 2008, the Company’s targets were met and incentive payments were made upon the availability of final audited financial statements for fiscal year 2008.  A substantially similar program has been approved for Named Executive Officers and certain other key employees for fiscal year 2009.  The Compensation Committee may also recommend that the Board grant equity-based compensation based on the Company’s performance and the performance of executives and other employees considered for such grants.  The Compensation Committee evaluates such grants based on performance considerations and financial impact to the Company, including the effect of dilution on earnings per share.

Competitive Considerations

The Company reviews relevant market and industry compensation practices, from time-to-time, in order to determine appropriate overall compensation for the executive officers.  It does so to balance the need to compete for talent with the need to maintain a reasonable and responsible cost structure and to better align the executive officers' interests with stockholders’ interests.  Peer compensation data and performance metrics are combined with historical compensation information for each executive officer and provided annually to the Compensation Committee by the Chief Executive Officer along with a recommendation for each executive officer’s salary for the succeeding fiscal year.

In 2008, a benchmarking analysis was conducted at the direction of the Compensation Committee and included all of the Named Executive Officers.  Compensation data was obtained from publicly available data disclosed in proxy statement filings and data from privately held industry competitors under a data sharing arrangement.  The companies from which information was gathered were divided into two peer groups, one representing other companies in the same industry sector and the other representing public companies of comparable size and financial performance, as discussed in greater detail below.

In determining total compensation for the Named Executive Officers for fiscal year 2009, the Compensation Committee reviewed base salary, short-term incentive compensation and equity-based compensation for executive officers with similar responsibilities in the industry-specific group consisting of Clean Harbors, Inc., Perma-Fix Environmental Services, Inc., Environmental Quality and Waste Control Specialists, LLC (“Industry Peer Group”).  While market capitalization and other financial metrics vary amongst these companies, the Compensation Committee believes the Industry Peer Group is comprised of companies that are most likely to be the Company’s competitors for executive talent.  Furthermore, the number of participants in the market in which the Company operates is very limited.

In addition to the Industry Peer Group data, the Compensation Committee utilized data drawn from a peer group consisting of twenty-three (23) publicly traded companies, across many industries, meeting the following criteria when the analysis was undertaken; Market Capitalization between $400 million and $600 million, Return on Assets in excess of 10% and Total Assets from $75 million to $200 million (“Performance Peer Group”). The Performance Peer Group consists of: Abaxis, Inc., American Oriental Bioengineering, Inc., Arden Group, Inc., ASV, Inc., AZZ, Inc., Balchem Corp., Blue Nile Corp., Boston Beer Co., CBEYOND, Inc., Comscore, DXP Enterprises, Exponent, Inc., Genoptix, Inc., K Tron International, LHC Group, Nutri System, Prepaid Legal Services, Questcor Pharmaceuticals, Quidel Corp., Shengdatech, Sun Hydraulics, Vaalco Energy and Vasco Data Security International.

The Company does not attempt to maintain a certain target percentile within the peer groups.  Instead, total compensation for the Named Executive Officers is reviewed for benchmarking purposes to determine whether the Company is generally competitive in the market in which it operates, taking into consideration, among other things, the size of the Company, geographical location, experience of the Named Executive Officers and performance.

Elements of Compensation

Executive compensation is based on three components: base salary, annual short-term incentive opportunities and discretionary equity-based awards.  The Compensation Committee regularly reviews each element of the compensation program to ensure consistency with the Company’s objectives.  The Compensation Committee believes that each compensation element complements the others and that together they serve to achieve the Company’s compensation objectives. The Company does not require that a particular component comprise a set portion of the total compensation mix.  The Company believes that a significant portion of the compensation should be performance-based, as compared to fixed, and that the performance-based (incentive) compensation should align an executive’s interests with those of stockholders.  While the Compensation Committee reviews total direct compensation (the sum of base salary, short-term incentive and equity awards) for the Named Executive Officers, it does not have a fixed objective with respect to such total direct compensation.

Base Salary - The Company provides competitive base salaries to attract and retain executive talent.  The Compensation Committee believes that a competitive base salary provides a degree of financial stability for the Named Executive Officers.  Salaries also form the basis for evaluating other compensation.  For example, annual short-term incentive opportunities are calculated as a percentage of base salary. In determining appropriate base salaries for executive officers, the Compensation Committee considers, among other factors, (i) executive compensation at peer group companies, taking into account the relative size of the companies, (ii) performance of the Company and contributing roles of individual executive officers, (iii) each executive’s experience and responsibilities, (iv) the performance of each executive, (v) other forms of compensation, and (vi) internal pay alignment and equity. The Compensation Committee does not assign a particular weight to these factors.

Base salaries for the Named Executive Officers effective on January 1, 2008 are set forth in the table below.

Name and Principal Position	Base Salary Effective on January 1, 2008 ($)
Stephen A. Romano CEO & Chairman of the Board	275,000
Jeffrey R. Feeler Vice President & Chief Financial Officer	160,000
Steven D. Welling Vice President of Sales & Marketing	130,000
John M. Cooper Vice President & Chief Information Officer	135,000
Simon G. Bell Vice President of Operations	162,000

Mr. Romano’s base salary was increased in 2006 from $230,000 to $275,000.  Mr. Romano declined a 2008 fiscal year increase to limit total salary costs while providing for other management salary increases.  Mr. Feeler’s base salary was increased from $140,000 to $160,000 based on increased responsibilities since assuming the position of Chief Financial Officer and solid performance undertaking those duties.  Mr. Cooper’s base salary was increased from $130,000 to $135,000 based on solid performance and retention considerations. Mr. Bell’s base salary was increased from $156,200 to $162,000 based on increased responsibilities since assuming the position of Vice President of Operations and solid performance undertaking those duties. Mr. Welling’s base salary was not increased based on a conclusion that his total compensation, including sales commissions and management incentive bonus, was competitive and appropriate.

After analyzing and comparing the compensation paid executive officers at both Performance and Industry Peer Group companies as discussed above and consistent with the Company’s goal to provide reasonable and competitive compensation, the Compensation Committee approved, on December 10, 2008, the annual base salary for the 2009 fiscal year for each of the members of the executive leadership team, including the Named Executive Officers.  The base salary of each Named Executive Officer, effective for fiscal year 2009, is as follows:

Name and Principal Position	Base Salary Effective on January 1, 2009 ($)
Stephen A. Romano CEO & Chairman of the Board	300,000
Jeffrey R. Feeler Vice President & Chief Financial Officer	172,000
Steven D. Welling Vice President of Sales & Marketing	130,000
John M. Cooper Vice President & Chief Information Officer	140,000
Simon G. Bell Vice President of Operations	172,000

On December 10, 2008 the Board of Directors approved the appointment of James R. Baumgardner to the position of President and Chief Operating Officer.  Mr. Baumgardner’s first day of employment with the Company was January 5, 2009. He consequently was not a Named Executive Officer for the fiscal year ending December 31, 2008.

Annual Short-Term Incentives - Consistent with its commitment to performance-based compensation, the Company has established plans under which Named Executive Officers and other employees are eligible to earn annual incentive cash payments (“Cash Incentive”) based on Company performance compared to established operating income targets.  This Cash Incentive is calculated as a percentage of annual base salary.  These percentages are developed by the Compensation Committee according to each person’s duties, level and range of responsibility and other compensation and are submitted to the Board of Directors for approval with the Chief Executive Officer abstaining on all matters affecting his own compensation.

Payment of Cash Incentives is contingent on the Company meeting its annual operating income targets.  If financial targets are attained, each Named Executive Officer will receive 50% of his Cash Incentive target, with an additional 50% contingent on evaluation of such officer’s contribution to achieving Company priorities, as well as a subjective evaluation of the quality of the individual’s performance in carrying out assigned responsibilities. Upon the availability of audited financial statements, Cash Incentives are determined and paid for the prior fiscal year.

Effective January 1, 2008, the Compensation Committee recommended and the Board of Directors approved the 2008 Executive/Senior Management Incentive Bonus Plan (“2008 MIP”) for all Named Executive Officers and certain other key employees.  For 2008, the target operating income was $33,953,542 and each named executive officer’s target bonus, as a percentage of base salary, was: Mr. Romano 75%, Mr. Feeler 35%, Mr. Cooper 35%, Mr. Bell 35%, and Mr. Welling 25%.  Since target operating income of $33,953,542 was exceeded, performance-based payments available under the 2008 MIP were made equal to approximately 80% of base salary for Mr. Romano, 37% of base salary for Mr. Feeler, 37% of base salary for Mr. Cooper, 28% of base salary for Mr. Bell and 27% of base salary for Mr. Welling.  All performance-based payments to Named Executive Officers under the 2008 MIP were equal to 100% of each Named Executive Officer’s eligible bonus, with the exception of Mr. Bell who received a payment equal to 75% of his eligible bonus.  Except in the case of the participant’s death, and unless otherwise set forth in a written agreement with the Company and the participant, to be eligible for an award under the 2008 MIP, the participant had to be employed by the Company on the last day of the performance period and on the date of any such payment.

For Mr. Welling, Vice President of Sales & Marketing, non-equity incentive plan compensation also includes payments under the Company’s 2004 Sales Incentive Plan (“2004 Sales Plan”).  This plan is designed to, among other things, leverage Mr. Welling’s sales and leadership skills to improve the performance of individual sales team members and drive overall sales team performance and efficiency.  Mr. Welling is paid quarterly based on a percentage of treatment and disposal revenue (transportation revenue is not included) generated at the Company’s four operating facilities, with the exception of rate-regulated low-level radioactive waste disposed at the Company’s Richland, Washington facility.

On December 10, 2008, the Board approved the 2009 Executive/Senior Management Incentive Bonus Plan wherein each of the Named Executive Officers will be eligible to receive a bonus payment for fiscal year 2009 if the base financial performance target (the “Base Budget Target”) is achieved.  The bonus opportunity for achieving the 2009 Base Budget Target is up to 75% of base salary for Mr. Romano, up to 35% of base salary for Messrs. Bell, Feeler and Cooper and up to 25% of base salary for Mr. Welling (the same targets as in effect for fiscal year 2008).  In the event the Company exceeds the Base Budget Target and each Named Executive Officer’s individual performance is satisfactory, Mr. Romano will be eligible for an additional bonus payment calculated by multiplying his base salary by 2.5% for every 1% increase over the Base Budget Target.  Similarly, Messrs. Bell, Feeler, Cooper and Welling will be eligible for an additional bonus payment calculated by multiplying their respective salaries by 1% for every 1% increase over the Base Budget Target.  To incent the highest achievable operating income growth, a maximum payout does not apply.  Mr. Welling will also continue to be eligible to earn quarterly bonuses under the 2004 Sales Plan.

Discretionary Equity-Based Awards – The Company may grant options to purchase common stock or shares of restricted stock to key employees, including the Named Executive Officers, as part of their total compensation package.  These awards are consistent with Company compensation principles because they focus the attention of executives on long-term strategic goals through multi-year vesting formulas.  This directly aligns the interest of executives with stockholders because the ultimate value of the stock options and restricted stock depends on the Company’s future success to which each Named Executive Officer must contribute over a period of years in order to ultimately vest in or be entitled to exercise such grants.  The specific number of shares awarded key employees, including the Named Executive Officers, is based on the recipient’s level and range of responsibility within the Company. Discretionary grants were not awarded in 2008.

Other Compensation – Employee benefits are intended to meet current and future health and financial security needs for the executives and their families.  Medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, flexible spending accounts for medical expense reimbursements and a 401(k) retirement savings plan that includes a partial Company match are identical for all full-time regular employees including officers.  Mr. Bell is the only officer assigned use of a vehicle.  This is based on his direct responsibility for the Company’s operating facility in Grand View, Idaho, approximately seventy-five (75) miles from the corporate office.  The Company may, from time-to-time, grant discretionary bonuses to Named Executive Officers in order to achieve defined objectives.  No such payments were made in 2008.

Equity and Security Ownership Guidelines

Stock ownership requirements were put in place in 2006 to further align the interests of the Chief Executive Officer with those of stockholders.  The First Amendment to Stock Option Agreement between the Company and Mr. Romano provides that, effective December 7, 2006, Mr. Romano must retain shares of common stock equal in value to at least four times his annual salary.  Common stock ownership includes shares over which he has direct or indirect ownership or control, including restricted stock, but does not include unexercised stock options.  Non-compliance would result in forfeiture of any unvested stock options and ineligibility to participate in Company incentive programs.  Mr. Romano’s ownership requirement is effective until the earlier of a change of control, the termination of his employment without cause, his resignation for good reason, or a change in his title or duties from that of Chief Executive Officer.  Mr. Romano currently owns stock in excess of his stock ownership requirement.  Equity ownership requirements do not presently apply to other Named Executive Officers.

Severance Arrangements

The Company entered into an employment agreement with Mr. Romano in order to establish mutual expectations regarding the employment relationship and the potential benefits the Chief Executive Officer may receive. On December 10, 2008, the Company entered into an employment agreement with Mr. Baumgardner, filed as an exhibit to the Company’s Form 10-K dated February 25, 2009.  Mr. Baumgardner is not a Named Executive Officer for purposes of this Proxy Statement as his employment with the Company commenced on January 5, 2009.

With the exception of Mr. Romano, as of December 31, 2008 the Company did not maintain employment agreements with other Named Executive Officers.  However, the Company has entered into change-of-control agreements with its other Named Executive Officers and certain other key employees to better align the interests of these individuals with those of its stockholders in the event of a change of control.  Under these agreements, each covered employee is entitled to certain payments and benefits if a change of control occurs, including, but not limited to, extended health insurance coverage and accelerated vesting of outstanding restricted stock and stock options, thus providing an incentive to the employee to maximize stockholder value in connection with any such change of control.  The Compensation Committee believes that these protections are an effective tool for attracting and retaining key employees and are reasonably similar to those of other companies.

In 2008, the Company amended each of the Named Executive Officers change of control agreement (other than Mr. Romano) to comply with Section 409A of the Internal Revenue Code.  Pursuant to such amendments, payment of amounts under such agreements may be delayed for a period of six months following the applicable Named Executive Officer’s termination of employment, if necessary to avoid the imposition of penalty taxes.  For more information on Mr. Romano’s potential severance benefit and the change-of-control agreements, refer to the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis contained in this Proxy Statement and, based on such review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2008.

This report is respectfully submitted by the Compensation Committee of the Board of Directors:

COMPENSATION COMMITTEE Victor J. Barnhart Roy C. Eliff, Committee Chairman John W. Poling

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of the Named Executive Officers for the years ended December 31, 2008, 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compensation[3] ($)	All Other Compensation[4] ($)	Total ($)
Stephen A. Romano CEO & Chairman of the Board	2008 2007 2006	275,000 275,000 245,577	28,485 32,398 2,901	86,346 86,346 71,617	218,625 275,000 494,505	7,585 8,625 7,260	616,041 677,369 821,860
Jeffrey R. Feeler Vice President & Chief Financial Officer	2008 2007 2006	159,231 133,462 50,769	19,623 22,558 1,450	66,860 50,801 24,670	58,880 63,000 26,460	8,281 6,076 -	312,875 275,896 103,349
Steven D. Welling Vice President of Sales & Marketing	2008 2007 2006	130,000 129,952 128,750	14,242 16,199 1,450	59,352 50,175 24,670	331,908 320,675 220,681	8,333 8,188 7,260	543,835 525,189 382,811
John M. Cooper Vice President & Chief Information Officer	2008 2007 2006	134,808 129,808 124,694	14,242 16,199 1,450	59,352 50,175 24,670	49,680 58,500 55,688	7,119 6,873 5,852	265,201 261,554 212,354
Simon G. Bell Vice President of Operations	2008 2007 2006	161,777 146,808 125,000	19,623 22,558 1,450	66,860 50,801 24,670	44,712 70,290 55,688	10,116 8,015 6,700	303,088 298,472 213,508
_________

[1]
Represents the amounts recognized as compensation expense for financial statement reporting purposes with respect to restricted stock, determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R) (“FAS 123R”). Compensation expense is based on the closing market price of the Company’s common stock on the grant date and is recognized ratably over the vesting period.

[2]
Represents the amounts recognized as compensation expense for financial statement reporting purposes with respect to stock options, determined in accordance with FAS 123R.  Compensation expense is based on the grant date fair value of the options estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of the options under FAS 123R are disclosed in Note 13 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

[3]	Represents the amount earned for performance under the short-term management incentive plans and, in the case of Mr. Welling, a sales incentive plan.

[4]
Includes contributions the Company made on behalf of each Named Executive Officer under the Company sponsored 401(k) plan, dividends paid on unvested restricted stock and the dollar value of insurance premiums paid by the Company with respect to life insurance.  The dollar value of life insurance premiums paid in 2008 on behalf of each of the Named Executive Officers was $346 for Mr. Romano, $322 for Mr. Feeler, $268 for Mr. Welling, $265 for Mr. Cooper and $326 for Mr. Bell.  For Mr. Bell, “All Other Compensation” also includes $386, the incremental cost to the Company for Mr. Bell’s use of a Company vehicle.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information for each Named Executive Officer regarding estimated payouts of the annual cash incentive opportunities granted under their respective incentive plans during the year ended December 31, 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Threshold ($)	Target[1] ($)	Maximum[2] ($)
Stephen A. Romano		-	206,250	-
Jeffrey R. Feeler		-	56,000	-
Steven D. Welling		-	32,500	-
		-	275,175	-
John M. Cooper		-	47,250	-
Simon G. Bell		-	56,700	-
__________

[1]
Represents the amount to which the Named Executive Officers were entitled based on (i) the Company achieving targeted operating income levels; and (ii) favorable evaluations of the Named Executive Officers.  Because Mr. Welling’s “Target” non-equity incentive compensation under the 2004 Sales Plan is not determinable at the time of grant, the $275,175 listed in the table above represents the amount Mr. Welling would have received under the Company’s 2004 Sales Plan based on the Company’s performance in fiscal year 2007.  For additional details regarding the Company’s incentive plans, please refer to “Elements of Compensation – Annual Short-Term Incentives” section of this Proxy Statement.

[2]	In order to reward the highest achievable operating income growth, the Company did not establish a maximum payout level under the 2008 MIP.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information for each Named Executive Officer with respect to (i) each option to purchase the Company’s common stock that had not been exercised and remained outstanding as of December 31, 2008, and (ii) each award of restricted stock that had not vested and remained outstanding as of December 31, 2008.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[1] (#)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($)
Stephen A. Romano	-	-	-	-	332	6,716
	23,333	11,667[3]	21.74	7/27/2016	-	-
Jeffrey R. Feeler	-	-	-	-	166	3,358
	3,353	6,647[3]	21.74	7/27/2016	-	-
	3,119	3,881[4]	23.48	12/6/2017	-	-
Steven D. Welling	-	-	-	-	166	3,358
	6,353	6,647[3]	21.74	7/27/2016	-	-
	1,782	2,218[4]	23.48	12/6/2017	-	-
John M. Cooper	-	-	-	-	166	3,358
	3,537	6,666[3]	21.74	7/27/2016	-	-
	1,782	2,218[4]	23.48	12/6/2017	-	-
Simon G. Bell	-	-	-	-	166	3,358
	3,804	6,621[3]	21.74	7/27/2016	-	-
	3,119	3,881[4]	23.48	12/6/2017	-	-
__________

[1]
Shares of restricted stock awarded on August 10, 2006 vest ratably on August 10, 2007, August 10, 2008 and August 10, 2009, subject to the named executive officer remaining employed through such vesting dates. Awards are not subject to performance-based conditions.  The total number of shares and corresponding vesting date for outstanding restricted stock awards for each Named Executive Officer are set forth in the supplemental table below.

Vest Date	Romano	Feeler	Welling	Cooper	Bell
8/10/2009	332	166	166	166	166

[2]	Value determined based on closing price of Company stock on December 31, 2008 of $20.23.

[3]	These stock options, awarded on July 26, 2006, vest ratably on July 26, 2007, July 26, 2008 and July 26, 2009, subject to the Named Executive Officer remaining employed through such vesting dates.

[4]
These stock options, awarded on December 6, 2007, vest ratably on December 6, 2008, December 6, 2009 and December 6, 2010, subject to the Named Executive Officer remaining employed through such vesting dates.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information for each Named Executive Officer with respect to the exercise of options to purchase shares of the Company’s common stock during the 2008 fiscal year and the vesting of restricted shares during the same period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
Stephen A. Romano	-	-	1,334	28,003
Jeffrey R. Feeler	10,000	105,750	917	18,380
Steven D. Welling	7,000	66,185	667	14,001
John M. Cooper	9,797	92,631	667	14,001
Simon G. Bell	9,575	94,030	917	18,380
__________

[1]
Reflects the product of (i) the number of shares acquired upon the exercise of the stock options, multiplied by (ii) the excess of (x) the average of the high and low price per share of the Company’s common stock on the date of exercise, over (y) the per share exercise price of the stock option.

[2]
Reflects the product of (i) the number of shares acquired upon vesting of restricted stock awards, multiplied by (ii) average of the high and low price per share of the Company’s common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into agreements and maintains certain plans and arrangements that require the Company or its successors to pay or provide certain compensation and benefits to its Named Executive Officers in the event of certain terminations of employment or a change of control.  The compensation and benefits payable to Mr. Romano are addressed in his Amended and Restated Executive Employment Agreement. The compensation and benefits payable to Messrs. Bell, Cooper, Feeler, and Welling are set forth in their respective Change-of-Control Agreements, as amended.  The estimated amount of compensation and benefits payable or provided to each Named Executive Officer under various scenarios is summarized below.  Upon any termination of employment, the Company would be obligated to pay the Named Executive Officer:

1.	Any unpaid base salary through the termination date and any accrued vacation;
2.	Any unpaid bonus earned for any fiscal year ending on or prior to the termination date;
3.	Any un-reimbursed business expenses incurred through the termination date; and
4.	All other payments or other benefits the Named Executive Officer may be entitled to under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit program or grant.

These payments are referred to below as the “Accrued Obligations.”

Termination - On January 31, 2007, the Company entered into an Amended and Restated Executive Employment Agreement with Mr. Romano which amended and restated in its entirety a February 11, 2003 employment agreement between him and the Company.  The Amended and Restated Executive Employment Agreement extends the term of Mr. Romano’s employment through December 31, 2009 and provides that his annual base salary will be at least $275,000 per year.  After December 31, 2009, the Amended and Restated Executive Employment Agreement provides that Mr. Romano’s employment will automatically renew for additional one year periods if neither the Company nor Mr. Romano has notified the other in writing of its or his intention not to renew his employment.  Compensation due Mr. Romano in the event of termination from the Company is dependent upon the basis for separation.

For Cause or Without Good Reason - Under the terms of the Amended and Restated Executive Employment Agreement, if Mr. Romano’s employment is terminated for cause or by Mr. Romano without good reason, vested and unvested options to purchase the Company’s common stock and all unvested shares of restricted stock would be automatically forfeited.  The Company would pay him the Accrued Obligations.

Without Cause or for Good Reason - If Mr. Romano’s employment is terminated by the Company without cause or by Mr. Romano for good reason, in addition to the Accrued Obligations, he would be entitled to the following payments:

1.
Continued vesting of stock options for a period of twelve (12) months following the termination date or the earlier expiration of such options (such vested options to remain exercisable for the shorter of one year, the balance of the then-remaining term of the Amended and Restated Executive Employment Agreement, or the earlier expiration of such options);

2.	Continued vesting of restricted stock grants for a period of twelve (12) months following termination; and

3.	Continued medical, hospitalization, life insurance and disability benefits to which he was entitled at the termination date for a period of twenty-four (24) months following the termination date.

For purposes of Mr. Romano’s employment agreement, the definition of good reason includes, among other things, diminution of Mr. Romano’s duties and responsibilities, compensation arrangements or employee benefits or any material breach by the Company of the provisions of his employment agreement.

For purposes of Mr. Romano’s employment agreement, cause is defined as a determination by two-thirds of the members of the Board voting that the employee has: (a) engaged in willful neglect (other than neglect resulting from his incapacity due to physical or mental illness) or misconduct; (b) engaged in conduct the consequences of which are materially adverse to the Company; (c) materially breached the terms of his employment agreement or any change in control or similar agreement in effect between employee and the Company, and such breach persisted after notice thereof from the Company and a reasonable opportunity to cure; or (d) been convicted of (or has plead guilty or no contest to) any felony other than a traffic violation.

Death or Disability - If Mr. Romano’s employment is terminated due to death, the Company would pay his estate the Accrued Obligations.  Should his employment be terminated due to disability, in addition to the Accrued Obligations, Mr. Romano would be eligible to participate in the Company’s long-term disability plan on a basis no less favorable to him than other Named Executive Officers.  Whether terminated due to death or disability, (i) all stock options held at the termination date become 100% vested and remain exercisable for a period which is the shorter of one year, the then-remaining term of the stock option or the balance of the then-remaining term of the Amended and Restated Executive Employment Agreement; and (ii) all restricted stock grants held at the termination date become 100% vested.

Retirement - If Mr. Romano’s employment is terminated by retirement, in addition to the Accrued Obligations, all restricted stock grants held at the termination date become 100% vested and all stock options held at the termination date become 100% vested and remain exercisable for the balance of the then-remaining term of the Amended and Restated Executive Employment Agreement.  Based on a hypothetical termination on December 31, 2008, Mr. Romano would be entitled to the following, depending on the Basis for Termination identified in the first column:

Basis for Termination	Base Salary/ Accrued Vacation ($)	Unreimbursed Expenses ($)	Accrued Incentive/ Bonus ($)	Options[1] ($)	Restricted Stock[2] ($)	Medical, Hospital, Life Insurance and Disability ($)	Long- Term Disability ($)	Total ($)
For cause or without good reason	47,457	3,538	218,625	-	-	-	-	269,620
Without cause or for good reason	47,457	3,538	218,625	-	6,716	11,458[3]	-	287,794
Death	47,457	3,538	218,625	-	6,716	-	-	276,336
Retirement	47,457	3,538	218,625	-	6,716	-	-	276,336
Disability	47,457	3,538	218,625	-	6,716	27,432[4]	90[5]	303,858
__________

[1]	Because the fair market value of the stock options on December 31, 2008 was less than the exercise price of the options, the value of continued vesting of the options is deemed to be zero.

[2]
Continued vesting of restricted stock for a period of twelve (12) months would result 332 restricted shares vesting on August 10, 2009.  Fair market value on the date of vesting is assumed to equal the closing price on December 31, 2008 or $20.23.

[3]	Assumes payment of health and life insurance premiums for twenty-four (24) months.

[4]	Assumes payment of health and life insurance premiums for thirteen (13) weeks plus short-term disability payments for thirteen (13) weeks.

[5]	Assumes payment of long-term disability premiums for ninety (90) days.

Change of Control – Change-of-control benefits are intended to encourage the cooperation and minimize potential resistance of executives and other key managers to potential change-of-control transactions that may be in the best interests of stockholders.  The cash components of any change-of control benefits are paid in a lump sum within forty-five (45) days following the date of the change of control.

For purposes of this section, change of control is defined to include any of the following events:

•
a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders immediately prior to such merger, consolidation or other reorganization; provided, however, that a public offering of the Company’s securities shall not constitute a corporate reorganization;

•	the sale, transfer, or other disposition of all or substantially all of the Company’s assets;

•	stockholder approval of a plan of liquidation; or

•
any transaction as a result of which any person is the “beneficial owner”, directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities.

Mr. Romano’s Amended and Restated Executive Employment Agreement provides that a change of control would be deemed to have occurred upon a change in the composition of more than 50% of the Board of Directors, excluding those members nominated for election to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved.

Mr. Romano’s Amended and Restated Executive Employment Agreement and the Change-of-Control Agreements entered into between the Company and other key employees, including the other Named Executive Officers, provide for payments upon a change of control based on a multiple of base salary.  Assuming a change of control event occurred on December 31, 2008, the following amounts would have been paid in a single lump sum within forty-five (45) days of such event.

Named Executive Officer	Base Salary ($)	Multiple	Change of Control Payout ($)
Stephen A. Romano	275,000	2	550,000
Jeffrey R. Feeler	160,000	1	160,000
Steven D. Welling	130,000	1	130,000
John M. Cooper	135,000	1	135,000
Simon G. Bell	162,000	1	162,000

Termination Following Change of Control

Chief Executive Officer - If Mr. Romano’s employment is terminated without cause by the Company or by Mr. Romano for good reason within twelve (12) months following a change of control, the Company would pay Mr. Romano the Accrued Obligations and the following:

1.	A pro rata portion of the cash bonus payable to him under a management incentive program earned during the year in which the change in control occurred, if any; and
2.	Continued medical, hospitalization, life insurance and disability benefits to which he was entitled at the termination date for a period of twelve (12) months following the termination date.

In addition (i) all stock options held by Mr. Romano at the termination date would become 100% vested, and remain exercisable for a period which is the shorter of one year, the then-remaining term of the stock option or the balance of the then-remaining term of the Amended and Restated Executive Employment Agreement; and (ii) all restricted stock grants held by Mr. Romano at the termination date would become 100% vested.  The estimated total amount paid to Mr. Romano in the event of a change of control and termination on December 31, 2008 by the Company without cause or by Mr. Romano for good reason is as follows:

Change of Control Payout ($)	Base Salary/ Accrued Vacation ($)	Unreimbursed Expenses ($)	Accrued Incentive/ Bonus ($)	Accelerated Options[1] ($)	Accelerated Restricted Stock[2] ($)	Medical, Hospital, Life Insurance and Disability[3] ($)	Total ($)
550,000	47,457	3,538	218,625	-	6,716	5,729	832,065
__________

[1]	Because the fair market value of the stock options on December 31, 2008 was less than the exercise price of the options, the value of continued vesting of the options is deemed to be zero.

[2]	Market price as of December 31, 2008 multiplied by number of unvested restricted shares.

[3]	Assumes payment of health and life insurance premiums for twelve (12) months.

Depending on the nature of the termination, Mr. Romano’s receipt of benefits is subject to compliance with confidentiality, work product assignment, and non-competition/non-solicitation covenants more specifically described in the Amended and Restated Executive Employment Agreement.

Vice Presidents – Change-of-Control Agreements for Messrs. Bell, Cooper, Feeler and Welling, provide that in the event of involuntary termination by the Company without cause either (i) at the time of or within twelve (12) months following the occurrence of a change of control, or (ii) at any time prior to a change in control if the involuntary termination was at the request of an acquirer, these executive officers would be entitled to payment of the Accrued Obligations and (a) a pro rata portion of that year’s target/base bonus amount under the Company’s incentive plan that has accrued as of the date of the termination (the Company is required to pay the incentive bonus payment to the Named Executive Officer within forty-five (45) days of the date of such termination in a single lump sum), (b) the continuation of health insurance coverage at the Company’s expense for a period of twelve (12) months, and (c) accelerated vesting of any stock options or restricted stock awards that are outstanding as of the date of termination.

For purposes of Messrs. Bell, Cooper, Feeler and Welling’s Change-of-Control Agreements, cause is defined as misconduct, including but not limited to: (i) conviction of any felony or any crime involving moral turpitude or dishonesty which has a material adverse effect on the Company’s business or reputation; (ii) repeated unexplained or unjustified absences from the Company; (iii) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company which has a material adverse effect on the Company’s business or reputation; (iv) a material and willful violation of any state or federal law which if made public would materially injure the business or reputation of the Company as reasonably determined by the Board; (v) participation in a fraud or act of dishonesty against the Company which has a material adverse effect on the Company’s business or reputation; (vi) conduct which the Board determines demonstrates gross unfitness to serve; or (vii) intentional, material violation of any contract between him and the Company or any statutory duty to the Company that is not corrected within thirty (30) days after written notice.  Whether or not the actions or omissions constitute cause shall be decided by the Board based upon a reasonable good faith investigation and determination.  Physical or mental disability shall not constitute cause.

Assuming a change-of-control event occurred on December 31, 2008, followed by an immediate involuntary termination by the Company without cause, Messrs. Bell, Cooper, Feeler and Welling would have been entitled to the following:

Named Executive Officer	Change of Control Payout ($)	Base Salary/ Accrued Vacation ($)	Unreimbursed Expenses ($)	Accrued Incentive/ Bonus ($)	Health Insurance[1] ($)	Accelerated Options[2] ($)	Accelerated Restricted Stock[3] ($)	Total[4] ($)
Simon G. Bell	162,000	29,894	8,811	44,712	9,425	-	3,358	258,200
John M. Cooper	135,000	22,612	-	49,680	5,383	-	3,358	216,033
Jeffrey R. Feeler	160,000	19,373	-	58,880	3,991	-	3,358	245,602
Steven D. Welling	130,000	24,231	1,554	331,908	7,404	-	3,358	498,455
__________

[1]	Assumes payment of health insurance premiums for twelve (12) months.

[2]	Because the fair market value of the unvested stock options on December 31, 2008 was less than the exercise price of the options, the value of continued vesting of the options is deemed to be zero.

[3]	Market price as of December 31, 2008 multiplied by number of unvested restricted shares.

[4]
Prior to receipt of payments and benefits, these Named Executive Officers would be required to execute an employee release addressing all rights and claims in existence at the time of such execution, but shall not include employee’s rights under the Change-of-Control Agreements, rights under any employee benefit plan sponsored by the Company; or rights to indemnification under the Company’s charter, bylaws or other governing instruments.  Amounts paid in the case of a voluntary termination, death, or physical or mental disability are limited to the Accrued Obligations.

COMPENSATION OF DIRECTORS

The Amended and Restated 2005 Non-Employee Director Compensation Plan (“2005 Plan”) defines the compensation arrangement for non-employee directors. On April 4, 2008, the Board amended the 2005 Plan to provide that non-employee directors’ compensation will be determined annually at the time the Board nomination slate is approved for inclusion in the proxy for the annual meeting of stockholders.  The 2005 Plan was amended further to allow non-employee directors the option of receiving an annual equity award of either restricted stock or an equivalent value of options to purchase the Company’s common stock.  On April 4, 2008, the Board approved the non-employee Board compensation effective for the 2008-2009 Board service period.

During 2008, directors who were not employees of the Company or its subsidiaries received an annual fee of $16,000, payable quarterly. A non-employee Chairman of the Board was entitled to receive an additional fee of $20,000 (this did not apply).  Chairmen of the Corporate Governance and Compensation Committees were entitled to receive an additional fee of $8,000.  The Chairman of the Audit Committee was entitled to receive an additional fee of $12,000.  Directors also received $1,000 for each meeting attended in person and $750 for each telephonic meeting lasting more than thirty (30) minutes.  Employee directors receive no additional compensation for their service as directors.  Mr. Romano is the only such director.

During 2008, non-employee directors also received an equity award issued in the form of restricted stock or options to purchase the Company’s common stock worth $25,000 at the time of election or re-election to the Board at the Annual Meeting of Stockholders.  Equity awards granted to non-employee directors vest over one year with vesting contingent on attending at least 75% of the regularly scheduled meetings of the Board between the award and vesting date.  All directors met the meeting attendance requirement.

All directors are reimbursed for their reasonable travel and other expenses involved in attending Board and Committee meetings. Director compensation for the year ended December 31, 2008 for the Company’s non-employee directors is set forth in the following table.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Stock Option Awards[2] ($)	Total ($)
Victor J. Barnhart	21,250	17,112	-	38,362
Joe F. Colvin	16,500	17,112	-	33,612
Roy C. Eliff	41,000	10,545	16,028	67,573
Edward F. Heil	25,500	27,657	-	53,157
Jeffrey S. Merrifield	33,250	26,950	-	60,200
John W. Poling	42,250	27,657	-	69,907

__________

[1]
Represents the amounts recognized as compensation expense for financial reporting purposes with respect to restricted stock awards, determined in accordance with FAS 123R.  With the exception of Mr. Eliff, the number of shares awarded each director identified above in 2008 was 900, equivalent to $25,000 divided by the fair market value of the stock on the award date rounded to the nearest 100 shares.  The fair market value of the Company’s common stock on the award date of May 23, 2008 was $28.52. As of December 31, 2008, the aggregate number of restricted stock awards outstanding (not yet vested or forfeited) was 4,500 shares.  The grant date fair value of each director’s outstanding stock awards and each director’s aggregate number of stock awards outstanding as of December 31, 2008 are reported in the supplemental table below.

[2]
Represents the amounts recognized as compensation expense for financial reporting purposes with respect to stock options, determined in accordance with FAS 123R.  Compensation expense is based on the grant date fair value of the options estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of the options under FAS 123R are disclosed in Note 13 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.  Mr. Eliff elected to receive options to purchase 3,400 shares of the Company’s common stock, equivalent to $25,000 divided by the Black-Scholes value of an option to purchase one share of the Company’s common stock on the award date rounded to the nearest 100 shares.  The grant date fair value of each director’s outstanding option awards and each director’s aggregate number of option awards outstanding as of December 31, 2008 are reported in the supplemental table below.

	Awarded in 2008			Aggregate Number of Shares at December 31, 2008
Name	Restricted Stock Awards (#)	Stock Option Awards (#)	Grant Date Fair Value ($)	Restricted Stock Awards (#)	Option Awards (#)
Victor J. Barnhart	900	-	25,668	900	-
Joe F. Colvin	900	-	25,668	900	-
Roy C. Eliff	-	3,400	24,786	-	8,400
Edward F. Heil	900	-	25,668	900	-
Jeffrey S. Merrifield	900	-	25,668	900	-
John W. Poling	900	-	25,668	900	-

On February 23, 2009, the Compensation Committee recommended and the Board approved an increase to $2,000 from $1,000 for in-person Board meetings and an increase to $1,000 from $750 for telephonic Board meetings for directors elected to serve at the May 12, 2009 Annual Meeting of Stockholders.  Previous to these changes, Board members were compensated equally for in-person Board and Committee meetings and equally for telephonic Board and Committee Meetings. The non-employee Board compensation effective for the 2009-2010 Board service period is as follows:

Annual Cash Retainer, payable quarterly	$16,000
Equity Award[1]	$25,000
Non-employee Chairman of the Board[2]	$20,000
Committee Chairman Annual Fee:
Audit Committee	$12,000
Corporate Governance Committee	$8,000
Compensation Committee	$8,000
In-person Board of Directors Meetings	$2,000
In-person Committee Meetings	$1,000
Telephonic Board Meetings	$1,000
Telephonic Committee Meetings	$750
__________

[1]
The type of equity award issued is at the non-employee director’s option and can be in the form of restricted stock or options to purchase the Company’s common stock.  Equity awards will vest over one year with vesting contingent on the non-employee director attending at least 75% of the regularly scheduled Board meetings.  Stock options will have a term no greater than ten (10) years with an exercise price equal to the fair value of the Company’s stock on the grant date, i.e., the first business day after the election to the Board at the annual meeting of stockholders.

[2]	If Mr. Romano continues to serve as Chairman of the Board no chairman fee will be paid.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS

The following tables set forth, as of March 16, 2009, the beneficial ownership of the Company’s common stock by (a) each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of the Company’s common stock; (b) each of the Company’s directors, director nominees and executive officers; and (c) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, to the knowledge of the Company each beneficial owner identified has sole voting and investment power for the shares indicated.  The information provided in the tables below is based on our records, information filed with the SEC and information provided to the Company.  Except as otherwise indicated, the address of each of the persons identified in the tables below is as follows: American Ecology Corporation, 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706.

Beneficial ownership is determined in accordance with SEC rules.  Shares of the Company’s common stock subject to options exercisable within sixty (60) days of March 16, 2009 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage ownership of any other person.  Percentage of beneficial ownership is based upon 18,148,999 shares of common stock outstanding on March 16, 2009.

(a) Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class

Wellington Management Company, LLP	1,627,097[1]	9.0%
75 State Street
Boston, MA 02109

Edward F. Heil	1,086,866	6.0%
8052 Fisher Island Drive
Fisher Island, Florida 33109

__________

[1]
Information obtained from Schedule 13G filed on February 17, 2009 wherein Wellington Management Company, LLP is identified to possess shared voting power of 1,558,907 shares and shared dispositive power of 1,627,097 shares.

(b) Directors, Director Nominees and Executive Officers

Directors and Director Nominees	Shares Owned	Right to Acquire (Exercisable within 60 days of Record Date)	Total	Percent Of Class
Victor J. Barnhart	900	-	900	*
Joe F. Colvin	900	-	900	*
Roy C. Eliff	5,000	8,400	13,400	*
Edward F. Heil	1,086,866	-	1,086,866	6.0%
Jeffrey S. Merrifield	1,400	-	1,400	*
John W. Poling	900	-	900	*
Stephen A. Romano	147,949	23,333	171,282	*

Executive Officers

Stephen A. Romano	147,949	23,333	171,282	*
James R. Baumgardner[1]	5,000	-	5,000	*
Jeffrey R. Feeler	1,937	6,472	8,409	*
Steven D. Welling	489	8,135	8,624	*
John M. Cooper	1,600	5,319	6,919	*
Simon G. Bell	2,099	6,923	9,022	*
Eric L. Gerratt (Vice President and Controller)	1,600	1,700	3,300	*
All directors, director nominees and executive officers as a group	1,256,640	60,282	1,316,922	7.2%
* Represents less than 1%.

__________

1 Mr. Baumgardner was appointed President and Chief Operating Officer effective January 5, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company had no relationships or related transactions with its officers, directors or securities holders of more than 5% that would require disclosure under Securities and Exchange Commission Regulation S-K, Item 404.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 (“Section 16”) requires that reports of beneficial ownership of common stock and preferred stock, and changes in such ownership, be filed with the SEC by Section 16 “reporting persons” including directors, certain officers, holders of more than 10% of the outstanding common stock or preferred stock, and certain trusts for which reporting persons are trustees.  The Company is required to disclose in this Proxy Statement each reporting person whom it knows has failed to file any required reports under Section 16 on a timely basis.  Based solely on review of Section 16 reports furnished to the Company and written statements confirming that no other reports were required, to the Company’s knowledge all Section 16 reports applicable to known reporting persons were timely filed throughout the year except for the following:

Director or Officer	Form Filed	Filing Date	Required Filing Date
Roy C. Eliff, Director	Form 4	1/5/2009	12/23/2008

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2008, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries or had any other relationship requiring disclosure by the Company under Item 404 of Regulation S-K.  During 2008, no executive officer of the Company served as:

•
a member of the Compensation Committee (or other board committee performing equivalent functions) of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company;

•	a director of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company; or

•	a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in your household.  The Company will promptly deliver a separate copy of either document to you if you request one in writing to the following address: Jeffrey R. Feeler, Secretary, American Ecology Corporation, 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706.  If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

OTHER MATTERS

Management and the Board of Directors of the Company know of no other matters that may come before the Meeting.  However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

A copy of the Company’s Annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706 or may be accessed on the Internet at: www.americanecology.com.